Free Writing Prospectus, dated June 15, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated June 15, 2023

Registration Statement Nos. 333-270851 and 333-270851-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any securitization bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 1 and 2 of this Preliminary Term Sheet.

SIGECO Securitization I, LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$341,450,000 Series 2023-A Senior Secured Securitization Bonds

Issuing entity:	SIGECO Securitization I, LLC

Sponsor, depositor and initial servicer:	Southern Indiana Gas and Electric Company

Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc.

Co-Manager:	Drexel Hamilton, LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/ AAA (sf)(1)

Payment dates(2):	May 15 and November 15, commencing May 15, 2024

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.

Tranche*	Expected weighted average life (years)*	Principal amount offered*	Scheduled final payment date*	Final maturity date*	CUSIP	ISIN
A-1	7.50	$215,000,000	11/15/2036	11/15/2038	82655KAA9	US82655KAA97
A-2	15.82	$126,450,000	5/15/2041	5/15/2043	82655KAB7	US82655KAB70

*	Preliminary, subject to change

Southern Indiana Gas and Electric Company (“SIGECO”) and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SIGECO and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, SIGECO, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SIGECO at 1-812-491-4000, Barclays Capital Inc. toll-free at 1-888-603-5847 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, including the final prospectus. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the securitization charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the securitization bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the securitization bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

INITIAL SECURITIZATION CHARGE

For purposes of billing securitization charges, each SIGECO retail electric customer will be designated as a customer belonging to one of the securitization charge customer rate classes set forth below. The initial securitization charges listed in the table below are estimates of the initial securitization charges that will be imposed on SIGECO’s retail electric customers at the applicable rate for the class determined pursuant to the financing order.

Securitization Charge Customer Rate Class	Initial Securitization Charge*
Street Lighting	$0.00786 per kWh
Residential (RS)	$0.00990 per kWh, subject to a minimum bill
Water Heating (B)	$0.00647 per kWh
Small General Service (SGS)	$0.01045 per kWh, subject to a minimum bill
Demand General Service (DGS)	$0.01028 per kWh, subject to a minimum bill
Off-Season Service (OSS)	$0.00956 per kWh, subject to a minimum bill
Large Power (LP)/Other Large	$0.00463 per kWh
Backup, Auxiliary and Maintenance Power Services (BAMP)-Auxiliary	$0.01061 per kWh
High Load Factor (HLF)	$0.00400 per kWh

*	Preliminary, subject to change

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE*

Payment Date	Tranche A-1 Amount	Tranche A-2 Amount
Initial Principal Amount	$215,000,000.00	$126,450,000.00
5/15/2024	$203,372,986.00	$126,450,000.00
11/15/2024	$197,375,414.00	$126,450,000.00
5/15/2025	$191,214,498.00	$126,450,000.00
11/15/2025	$184,885,790.00	$126,450,000.00
5/15/2026	$178,384,719.00	$126,450,000.00
11/15/2026	$171,706,592.00	$126,450,000.00
5/15/2027	$164,846,586.00	$126,450,000.00
11/15/2027	$157,799,748.00	$126,450,000.00
5/15/2028	$150,560,989.00	$126,450,000.00
11/15/2028	$143,125,083.00	$126,450,000.00
5/15/2029	$135,486,660.00	$126,450,000.00
11/15/2029	$127,640,204.00	$126,450,000.00
5/15/2030	$119,580,050.00	$126,450,000.00
11/15/2030	$111,300,378.00	$126,450,000.00
5/15/2031	$102,795,209.00	$126,450,000.00
11/15/2031	$94,058,402.00	$126,450,000.00
5/15/2032	$85,083,648.00	$126,450,000.00
11/15/2032	$75,864,466.00	$126,450,000.00
5/15/2033	$66,394,200.00	$126,450,000.00
11/15/2033	$56,666,011.00	$126,450,000.00
5/15/2034	$46,672,875.00	$126,450,000.00
11/15/2034	$36,407,576.00	$126,450,000.00
5/15/2035	$25,862,701.00	$126,450,000.00
11/15/2035	$15,030,637.00	$126,450,000.00
5/15/2036	$3,903,561.00	$126,450,000.00
11/15/2036	$0.00	$118,923,439.00
5/15/2037	$0.00	$107,168,847.00
11/15/2037	$0.00	$95,073,548.00
5/15/2038	$0.00	$82,627,667.00
11/15/2038	$0.00	$69,821,042.00
5/15/2039	$0.00	$56,643,217.00
11/15/2039	$0.00	$43,083,432.00
5/15/2040	$0.00	$29,130,617.00
11/15/2040	$0.00	$14,773,380.00
5/15/2041	$0.00	0.00
Total Payments	$215,000,000.00	$126,450,000.00

*	Preliminary, subject to change

EXPECTED SINKING FUND SCHEDULE*

Date	Tranche A-1	Tranche A-2
5/15/2024	$11,627,014.00	$0.00
11/15/2024	$5,997,572.00	$0.00
5/15/2025	$6,160,916.00	$0.00
11/15/2025	$6,328,708.00	$0.00
5/15/2026	$6,501,071.00	$0.00
11/15/2026	$6,678,127.00	$0.00
5/15/2027	$6,860,006.00	$0.00
11/15/2027	$7,046,838.00	$0.00
5/15/2028	$7,238,759.00	$0.00
11/15/2028	$7,435,906.00	$0.00
5/15/2029	$7,638,423.00	$0.00
11/15/2029	$7,846,456.00	$0.00
5/15/2030	$8,060,154.00	$0.00
11/15/2030	$8,279,672.00	$0.00
5/15/2031	$8,505,169.00	$0.00
11/15/2031	$8,736,807.00	$0.00
5/15/2032	$8,974,754.00	$0.00
11/15/2032	$9,219,182.00	$0.00
5/15/2033	$9,470,266.00	$0.00
11/15/2033	$9,728,189.00	$0.00
5/15/2034	$9,993,136.00	$0.00
11/15/2034	$10,265,299.00	$0.00
5/15/2035	$10,544,875.00	$0.00
11/15/2035	$10,832,064.00	$0.00
5/15/2036	$11,127,076.00	$0.00
11/15/2036	$3,903,561.00	$7,526,561.00
5/15/2037	$0.00	$11,754,592.00
11/15/2037	$0.00	$12,095,299.00
5/15/2038	$0.00	$12,445,881.00
11/15/2038	$0.00	$12,806,625.00
5/15/2039	$0.00	$13,177,825.00
11/15/2039	$0.00	$13,559,785.00
5/15/2040	$0.00	$13,952,815.00
11/15/2040	$0.00	$14,357,237.00
5/15/2041	$0.00	$14,773,380.00
Total Payments	$215,000,000.00	$126,450,000.00

*	Preliminary, subject to change

In no event shall the scheduled final payment date for any tranche of the securitization bonds exceed 18 years from the date of issuance of the securitization bonds. The legal final maturity of any tranche of the securitization bonds shall not exceed 20 years from the date of issuance of the securitization bonds.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (2.51 Standard Deviations from Mean)		-15% (5.27 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)*	Weighted Average Life (Years)*	Change (Days)*	Weighted Average Life (Years)*	Change (Days)*
A-1	7.50	7.50	0.00	7.54	15.00
A-2	15.82	15.82	0.00	15.82	0.00

*	Preliminary, subject to change

There can be no assurance that the weighted average lives of the various tranches of the securitization bonds will be as shown in the above table.

For the purposes of preparing the chart above, the following assumptions, among others, have been made: (i) the forecast error is constant over the life of the securitization bonds and is equal to an overestimate of electric customer counts of 5% (2.51 standard deviations from the mean) or 15% (5.27 standard deviations from the mean) as stated in the chart above, (ii) the servicer makes timely and accurate filings to true-up the securitization charges annually, (iii) electric customers remit all securitization charges 30 days after such charges are billed, (iv) the securitization bonds are issued on June 29, 2023, (v) there is no acceleration of the final maturity date of the securitization bonds, and (vi) operating expenses are equal to projections. There can be no assurance that the weighted average lives of the securitization bonds will be as shown above.